Exhibit 5.1

777 South Figueroa Street
Forty-Fourth Floor
Los Angeles, CA 90017-5844

March 13, 2015

Broadway Financial Corporation

5055 Wilshire Boulevard, Suite 500

Los Angeles, California 90036

Re:                          Registration Statement on Form S-1
SEC Registration No. 333-201233

Gentlemen

We have acted as counsel to Broadway Financial Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the registration statement under the Securities Act of 1933, as amended (the “Securities Act”), referred to above (the “Registration Statement”) relating to the possible sale from time to time of up to 8,829,549 shares of the common stock, par value $.01 per share, of the Company (the “Shares”), by the selling stockholders named therein.

We have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and certificates of officers of the Company and of public officials, and such other documents as we have deemed appropriate in connection with preparation of the opinion set forth herein.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competence of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the accuracy of factual recitals and representations in the documents reviewed by us and that the corporate records of the Company are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are requisite to the enforceability or effectiveness thereof.

Based upon the foregoing examination and assumptions, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

March 13, 2015

Our opinion set forth herein is limited to the laws of the State of California and the United States of America and the Delaware General Corporation Law, and we express no opinion as to the effect of any other laws on the matters covered by such opinion.  Our opinion is limited to the effect of the foregoing laws as in effect on the date hereof and the relevant facts as we currently understand them exist.  We assume no obligation to revise or supplement this opinion in the event of changes in such laws or interpretations thereof or such facts.  This letter does not address any matters other than those expressly addressed herein. We express no opinion regarding any matters arising under the Securities Act of 1933, as amended, or any other federal or state securities law or regulations.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours

/s/ Arnold & Porter LLP